EXHIBIT 16.1


                  [LETTERHEAD OF GOOD SWARTZ BROWN & BERNS LLP]



November 7, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

We have read and agree with the comments in Item 4 of Form 8-K of The Bluebook International Holding Company dated November 7, 2002, with the exception of the statement made in Item 4(b), as to which we have no basis to agree or disagree.

Yours  truly,


/s/  Good Swartz Brown & Berns, LLP



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